Exhibit 99.1

Revlon Completes Previously-Announced Redemption of $50 Million of RCPC's 8⅝% Senior Subordinated Notes

NEW YORK, February 22, 2007--Revlon, Inc. ("Revlon") (NYSE: REV) today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC"), has completed its previously-announced redemption of $50 million aggregate principal amount of RCPC's 8 5/8% Senior Subordinated Notes due 2008 (CUSIP 761519AN7) (the "Notes").  RCPC redeemed the Notes using $50 million of the proceeds from Revlon's highly successful $100 million rights offering completed in January 2007, which was significantly over-subscribed for by public shareholders.

The aggregate redemption price for the Notes was approximately $50.3 million, consisting of $50 million aggregate principal amount of the Notes, plus an additional approximately $0.3 million of accrued and unpaid interest on the Notes up to, but not including, the redemption date.

The redemption was completed in accordance with the terms of the notice of redemption mailed on January 23, 2007 to the holders of the Notes that were redeemed when the redemption amount previously deposited with U.S. Bank National Association, the trustee under the indenture governing the Notes, was released to the holders of such Notes.  Following the redemption, there remained outstanding approximately $167.4 million in aggregate principal amount of the Notes.

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon®, Almay®, Ultima®, Charlie®, Flex® and Mitchum®.

CONTACT: Calandra Matthews

                     212-527-6463